Exhibit 10.1

Ms. Elisabeth DeMarse

Dear Elisabeth,

                    We are pleased to extend to you an offer of employment with TheStreet, Inc. (“we,” “us,” the “Company”) on the terms described below:

1. POSITIONS: You will serve in a full-time capacity as President and Chief Executive Officer of the Company and its subsidiaries. You will be appointed to the Company’s Board of Directors (the “Board”), as a Class II director, effective upon the resignation of Daryl Otte from such position, which is anticipated to occur prior to the close of business on March 7, 2012.

2. START DATE: You will commence employment with the Company effective prior to the close of business on March 7, 2012 (the “Start Date”). The Company may publicly announce your hiring at any time subsequent to your execution of the letter.

3. COMPENSATION: You will be paid a base salary of four hundred thousand dollars ($400,000) per annum, which will be reviewed annually for potential increase at the discretion of the Compensation Committee of the Board (the “Compensation Committee”). You will not have any target annual cash incentive bonus.

4. BENEFITS: You will be eligible to participate in any employment benefits plans provided by the Company, subject to the terms, conditions and eligibility requirements of any relevant benefits plan documents. At present, these benefits include, but are not limited to, group medical, dental and vision plans, 100% Company-paid coverage under the Company’s life insurance, short-term disability and long-term disability plans (subject to applicable waiting periods) and four (4) weeks of paid vacation annually (prorated for any partial year). You also will have the opportunity to participate in the Company’s 401(k) savings, flexible spending account, and dependent care account and transit benefits plans, subject to the terms, conditions and eligibility requirements of such plans. The Company reserves the right to amend or terminate any of its benefit programs at any time with or without notice in its sole discretion.

5. SIGN-ON BONUS: On the Start Date, you shall be paid a sign-on bonus (the “Sign-On Bonus”) of two hundred thousand dollars ($200,000). In the event that, within two (2) years of the Start Date, you resign your employment with the Company for any reason or the Company terminates your employment for Cause (as defined in the Severance Agreement (as defined below)), then, within thirty (30) days of such resignation or termination, you shall repay to the Company a percentage of the Sign-On Bonus, in accordance with the following schedule:

Date Resignation or Termination Occurs	Percentage of Sign-On Bonus Subject to Repayment

Prior to the 1 year anniversary of the Start Date	100%
On or after the 1 year anniversary of the Start Date but prior to the two year anniversary of the Start Date	50%
On or after the 2 year anniversary of the Start Date	0%

No repayment of the Sign-On Bonus will be required if your employment terminates as a result of your death or Disability (as defined in the Non-Qualified Stock Option Agreement (as defined below)).

6. OPTION GRANTS: On the Start Date, you shall be granted an option to purchase an aggregate of one million seven hundred and fifty thousand (1,750,000) shares of the Company’s common stock, as follows: (i) you shall be granted an option to purchase one million five hundred and twenty-five thousand three hundred and sixty (1,525,360) shares of the Company’s common stock (the “Non-Qualified Stock Option”), pursuant to the terms and conditions of a stock option agreement in the form attached hereto as Exhibit A (the “Non-Qualified Stock Option Agreement”) and (ii) you shall be granted an option to purchase two hundred and twenty-four thousand six hundred and forty (224,640) shares of the Company’s common stock (the “Incentive Stock Option”), pursuant to the terms and conditions of a stock option agreement in the form attached hereto as Exhibit B (the “Incentive Stock Option Agreement”). For avoidance of doubt, as provided in the Incentive Stock Option Agreement, the Incentive Stock Option shall be deemed to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) to the maximum extent permissible under the Code (with the balance, if any, deemed to be a non-qualified stock option within the meaning of the Code). The exercise price per share with respect to each of the Non-Qualified Stock Option and the Incentive Stock Option shall be equal to the fair market value of the Company’s common stock on the date of grant, as determined in good faith by the Compensation Committee.

7. STOCK PURCHASE: Upon execution of this letter, you shall be entitled to purchase, and shall purchase, from the Company a total of seventy-five thousand (75,000) shares of the Company’s common stock, at a price per share equal to the closing price of the Company’s common stock as reported by Nasdaq on the date of your execution of this letter. In connection with such purchase, you and the Company shall execute a stock purchase agreement in the form attached hereto as Exhibit C (the “Stock Purchase Agreement”).

8. POLICIES: As an employee, you will be required to comply fully with the provisions of the Company’s Investment policy, Code of Business Conduct and Ethics, Compliance Manual and other compliance policies and procedures relevant to your position with the Company (the “Employment Materials”). You will be required to sign forms confirming that you will abide by the requirements of these policies and procedures.

9. AT WILL STATUS: Your employment with the Company is “at will.” This means that either you or the Company may terminate your employment at any time, with or without notice, and with or without cause. Your status as an “at will” employee cannot be changed or retracted, either orally or in writing, by any policy or conduct, unless you receive a document expressly stating that your employment is no longer at-will, which is signed both by you and the Chairman of the Compensation Committee (the “Compensation Committee Chairman”).

10. SEVERANCE: The Company shall execute a severance agreement with you in the form attached hereto as Exhibit D (the “Severance Agreement”).

This letter, the Non-Qualified Stock Option Agreement, the Incentive Stock Option Agreement, the Stock Purchase Agreement, the Severance Agreement and the Employment Materials contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether written or oral, between you and Company. This letter agreement may not be amended or modified except by an express written agreement signed by you and the Compensation Committee Chairman. The terms of this letter and the resolution of any disputes hereunder shall be governed by New York law, without reference to principles of choice of law.

We are excited to have you join the Company in this most critical role. Please signify your acceptance of these terms by signing below. If this letter is not executed on the date hereof, it shall be deemed withdrawn and void ab ibinitio.

Sincerely,

/s/ William R. Gruver

William R. Gruver
Chairman, Compensation Committee

ACCEPTED AND AGREED
On March 7, 2012

/s/ Elisabeth DeMarse

Elisabeth DeMarse